Commonwealth Bankshares, Inc., Norfolk, VA,
                        Announces Quarterly Cash Dividend

    NORFOLK, Va., April 22 /PRNewswire-FirstCall/ -- The directors of Commonwealth Bankshares, Inc. (Nasdaq: CWBS) declared a quarterly cash dividend in the amount of $0.05 per share on its common stock, payable May 31, 2005, to shareholders of record as of May 2, 2005. This is the second quarterly dividend declared in 2005, for a total year to date dividend of $0.10, consistent with the $0.10 total dividend declared during the first two quarters of 2004. Total dividends declared in 2004 were $0.20, a 25% increase over the $0.16 total dividend declared in 2003.

    Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

    Holders of stock may have their quarterly dividends automatically reinvested in additional shares of the Company's common stock by utilizing the Dividend Reinvestment Plan. Shares of common stock purchased through the Dividend Reinvestment Plan with reinvested dividends will be 95% of the market price.

    Shareholders participating in the Stock Purchase Plan may also make voluntary cash contributions not to exceed $20,000 per quarter. These shares are issued at market value, without incurring brokerage commissions. In addition, shareholders also have the option of having their cash dividends deposited directly into an account with Bank of the Commonwealth.

    Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

    To capture the growing market and the real estate boom in the Ocean View area of Norfolk, Bank of the Commonwealth recently opened a loan origination office on Pretty Lake Avenue at East Beach and is negotiating a lease for a permanent branch site nearby. This will be the Bank's tenth branch site in the Hampton Roads area.

    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program while at the same time, maintains a longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through BOC Title of Hampton Roads, Inc. and mortgage funding services through one of its newest subsidiaries, Community Home Mortgage of Virginia, Inc. Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

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    This press release contains forward-looking statements. Words such as
"anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             04/22/2005
    /CONTACT: E.J. Woodard, Jr., CLBB, Chairman of The Board, President, and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904 or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /